                                                                 EXHIBIT 5


                          UNITED MERIDIAN CORPORATION
                             STOCK OPTION AGREEMENT



         STOCK OPTION AGREEMENT, dated as of December 22, 1997 (the "Agreement"), between UNITED MERIDIAN CORPORATION, a Delaware corporation ("Issuer"), and OCEAN ENERGY, INC., a Delaware corporation ("Grantee").

                                    RECITALS

         WHEREAS, Issuer, Grantee and OEI Holding Corporation, a Delaware corporation ("Newco"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of (i) Newco with Grantee and
(ii) Issuer with Grantee;

         WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the OEI Option Agreement (as defined below), Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

         WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed to, grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option (the "OEI Option Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,543,000 (as adjusted as set forth herein) shares (the "Option Shares") of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $32-3/16 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

         2. Exercise of Option. (a) Grantee may exercise the Option, in whole but not in part, at any one time after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to the Merger Agreement (a "Purchase Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 18 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option shall not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive a Termination Fee. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

         (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if a closing of the purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation related to such Option Closing has expired or been terminated and
(ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with any such purchase, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence with respect to any Option Closing, shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the provisions of this Section 2(b).

         3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares.

         (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued and outstanding rights under a shareholder rights plan or similar securities, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

         (c) Certificates for the Option Shares delivered at an Option Closing shall have typed or printed thereon a restrictive legend which will read substantially as follows:
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         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
         REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                 (a) Corporate Authorization. Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                 (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.
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         5.      Representations and Warranties of Grantee. Grantee hereby
represents and warrants to Issuer that:

                 (a) Corporate Authorization. Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Issuer, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                 (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

         6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any changes in Issuer Common Stock by reason of a stock dividend, stock split, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option
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shall, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

         (c)     If, prior to the termination of the Option in accordance with
Section 2, Issuer enters into any agreement (x) pursuant to which all outstanding shares of Issuer Common Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or (y) with respect to any transaction described in clauses (i), (ii) and (iii) of Section 6(b) (each of (x) and (y), a "Transaction"), the Issuer covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Issuer Common Stock are accepted for payment), Grantee shall have the right, at its election, by not less than two business days' prior written notice to Issuer, to receive in exchange for cancellation of the remaining Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of (A) the closing sales price per share of Issuer Common Stock on the principal securities exchange or quotation system on which Issuer Common Stock is then listed or traded, as reported by The Wall Street Journal, on the day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Termination Fee paid or payable to Grantee, shall not exceed $50 million.

         (d) Following exercise of the Option by Grantee, in the event that Grantee sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then;

                 (i) any Termination Fee due and payable by Issuer following such time shall be reduced by an amount, if any, equal to the excess of (1) the total of (A) the Termination Fee and (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by Grantee in all such Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") over (2) $50 million;

                 (ii) if Issuer has paid to Grantee the Termination Fee prior to a Sale, then Grantee shall immediately remit to Issuer, as additional Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Termination Fee and the Offset Amounts of all Sales over (z) $50 million; and

                 (iii) if a Sale or Sales occur prior to the payment of the Termination Fee to Grantee by Issuer, and the aggregate amount received (whether in cash, securities or otherwise) by Grantee in such Sales exceeds $50 million, Grantee shall remit to Issuer the aggregate amount received in excess of $50 million and deliver to Issuer for cancellation any remaining Option Shares owned by Grantee.
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         (e)     Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Termination Fee, all Offset Amounts and the Spread exceed $50 million, and to the extent such items would otherwise exceed $50 million, Grantee, at its sole election, shall either (i) reduce the number of Option Shares subject to the Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to issuer or (iv) take a combination of any of the foregoing actions.

         7. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within two years after the date of the exercise of an Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, priority shall be given to the securities intended to be included therein by the Issuer for its own account and, thereafter, Issuer will include the securities requested to be included therein by Grantee pro rata with the securities intended to be included therein by other security holders of the Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. The registration rights set forth in this
Section 7 are subject to any other registration rights in effect on the date hereof.

         8. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

         9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         10. Miscellaneous. (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

         (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the OEI Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 9.9 of the Merger Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies.

         (e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         To Issuer:
                 United Meridian Corporation
                 1201 Louisiana, Suite 1400
                 Houston, Texas  77002
                 Attention: Chairman and Chief Executive Officer
                 Telecopy: (713) 653-5024

         copy to:
                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 1700 Pacific Avenue, Suite 4100
                 Dallas, Texas 75201-4675
                 Attention: Michael E. Dillard, P.C.
                 Telecopy: (214) 969-4343

         To Grantee:
                 Ocean Energy, Inc.
                 8440 Jefferson Highway, Suite 420
                 Baton Rouge, Louisiana  70809
                 Attention: Chairman and Chief Executive Officer
                 Telecopy: (504) 927-1109

         copy to:
                 Andrews & Kurth L.L.P.
                 4200 Texas Commerce Tower
                 Houston, Texas 77002
                 Attention: John F. Wombwell
                 Telecopy:  (713) 220-4285


         (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 10(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (i) ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES WILL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR IN DELAWARE STATE COURT, THE FOREGOING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

         (j) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

           [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.


                                      UNITED MERIDIAN CORPORATION


                                      By:        /s/ John B. Brock
                                               -------------------------------
                                      Name:        John B. Brock
                                      Title:       Chairman of the Board and
                                                   Chief Executive Officer


                                      OCEAN ENERGY, INC.


                                      By:        /s/ James C. Flores
                                               -------------------------------
                                      Name:        James C. Flores
                                      Title:       Chairman of the Board,
                                                   President, and Chief
                                                   Executive Officer